Exhibit 10.27

UNIVAR INC.

RELEASE

This Release (“Release”) is entered into by and between Steven M. Nielsen (“Executive”) and Univar Inc. (the “Company”) with respect to the termination of the employment relationship between Executive and the Company.

1. Executive’s last day of employment with the Company was January 15, 2013 (the “Termination Date”).

2. Executive has been provided all compensation and benefits earned by virtue of Executive’s employment with the Company, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation, and excluding amounts Executive may be eligible to receive pursuant to Sections 5.2.2 and 5.2.3 of the Employment Agreement between Executive and the Company dated April 14, 2008 (“Employment Agreement”), conditioned upon Executive’s execution and non-revocation of this Release.

3. The Company and Executive agree that the termination of Executive’s employment is a termination without Cause pursuant to (and as that term is defined by): (a) the Employment Agreement; (b) the Univar Inc. 2011 Stock Incentive Plan and the Employee Stock Option Agreement between the Company and Executive dated as of March 28, 2011 (as amended); and (c) the Amended and Restated Stockholders Agreement, dated as of November 30, 2010 (as amended, supplemented or replaced from time to time, the “Stockholders Agreement”), by and among parties including Ulysses Luxembourg S.à r.l., Ulysses Participation S.à r.l., Parcom Buy Out Fund II B.V., GSMP V Onshore US, Ltd., GSMP V Offshore US, Ltd., GSMP V Institutional US, Ltd., Société Générale Bank & Trust and each of the persons named in Annex I thereto (with Executive’s termination without Cause being a Good Leaver Event pursuant to and as those terms are defined in the Stockholders Agreement). Executive acknowledges that, from and after the Termination Date, he shall no longer be authorized to conduct business on behalf of the Company and its affiliates, including but not limited to entering into contracts on behalf of the Company or any of its affiliates. Executive agrees that, as requested from time to time, he will execute such other documents as may be necessary to evidence the termination of Executive’s employment with the Company.

For avoidance of doubt and future dispute, the Company and Executive agree that (1) the gross amount of severance pay to be paid to Executive under Section 5.2.2 of the Employment Agreement is $1,437,500, which shall be paid to Executive not later than forty-five (45) days after the Termination Date (provided that Executive does not revoke this Release pursuant to Section 7 below), and (2) the prorated annual bonus payable to Executive under Section 5.2.3 of the Employment Agreement (if any) for calendar year 2013 shall be paid to Executive on or before March 15, 2014.

4. As consideration for the obligations undertaken by the Company pursuant to the Employment Agreement, Executive hereby releases (1) the Company, Univar N.V., Clayton, Dubilier & Rice, LLC and CVC Capital Partners, (2) the affiliates of each of the foregoing, including without limitation Univar USA, Inc. (formerly Vopak USA Inc.) and (3) the respective shareholders, members, officers, directors, and employees of any of the foregoing, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied (including without limitation the Employment Agreement, except as specified below); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include: (i) claims for Executive’s entitlements under Sections 5.2.2 and 5.2.3 of the Employment Agreement (as specified above in Section 3 of this Release); (ii) claims that relate to Executive’s status as a stockholder of Ulysses Luxembourg S.à r.l. and Ulysses Finance S.à r.l. or any of their affiliates; (iii) claims that arise after the execution of this Release; or (iv) claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Release in accordance with applicable law.

5. Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA. Moreover, while nothing in this Agreement restricts Executive from bringing before any fair employment practices agencies matters for which such agencies have jurisdiction, or cooperating in any investigation by any such agency, Executive covenants and promises that he waives, releases, and shall not accept any benefits of any administrative or agency action. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

6. Executive represents and warrants that Executive has turned over to the Company all property of the Company and its affiliates, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company and its affiliates or their employees or that Executive generated in the course of employment with the Company.

7. Executive specifically agrees as follows:

a. Executive has carefully read this Release and finds that it is written in a manner that Executive understands;

b. Executive is knowingly and voluntarily entering into this Release;

c. Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

d. Executive understands that this Release is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Release;

e. Executive is hereby advised by this Release to consult with an attorney prior to executing this Release and has done so or has knowingly and voluntarily waived the right to do so;

f. Executive understands he has a period of at least twenty-one (21) days from the Termination Date in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

g. If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void;

h. the effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

i. Executive may accept this Release before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the twenty-one (21)-day waiting period.

8. Executive hereby acknowledges his obligation to comply with the obligations that survive termination of the Employment Agreement, including without limitation those obligations with respect to confidentiality, assignment of inventions, non-competition and non-solicitation.

9. Section 3 of this Release is integral to its purpose and may not be severed from this Release. In the event that any other provision of this Release shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Release and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

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10. With regard to the subject matter herein, this Release shall be interpreted pursuant to Washington law.

EXECUTIVE	UNIVAR INC.

Steven M. Nielsen	Amy E. Weaver
EVP & General Counsel

Dated: 1/15/13	Dated: 1/15/13